Exhibit 5.1

FIRST TENNESSEE BUILDING 165 MADISON AVENUE SUITE 2000 MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303
www.bakerdonelson.com

JACKIE G. PRESTER

Direct Dial: 901.577.8114

Direct Fax: 901.577.0762

E-Mail Address: jprester@bakerdonelson.com

June 5, 2013

Fidelity Southern Corporation

3490 Piedmont Road, Suite 1550

Atlanta GA 30305

Re:	Opinion Regarding Legality of Issuance of Securities

Ladies and Gentlemen:

We have acted as counsel to Fidelity Southern Corporation, a Georgia corporation (the “Company”), in connection with the issuance and sale of 5,750,000 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”) pursuant to the Underwriting Agreement, dated as of June 5, 2013, by and among Keefe, Bruyette & Woods, Inc., Robert W. Baird & Co. Incorporated, and FIG Partners, LLC (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”). The Shares are to be offered and sold by the Company pursuant to a prospectus supplement, dated June 5, 2013 (the “Prospectus Supplement”) and the accompanying base prospectus dated September 26, 2012 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-184114) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

For purposes of this opinion letter, we have examined such documents as we have deemed necessary, including copies of the following documents:

1. the Registration Statement;

2. the Prospectus;

3. the Articles of Incorporation, as amended, as certified by an authorized officer of the Company on the date hereof as then being complete, accurate and in effect;

4. the Bylaws of the Company, as certified by an authorized officer of the Company on the date hereof as then being complete, accurate and in effect;

5. the certificate of the Secretary of State of the State of Georgia as to the due formation, existence and good standing of the Company dated May 29, 2013; and

6. the resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Prospectus Supplement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares, when issued and sold pursuant to the Underwriting Agreement and as described in the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

Our opinion is subject to the following qualifications and limitations:

(a) The foregoing opinion is limited to the laws of the State of Georgia, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Georgia, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Georgia, we do not express any opinion on such matter.

(b) The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

This opinion letter has been prepared solely for your use and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We consent to the filing of this opinion as Exhibit 5.1 to your Current Report on Form 8-K and to the reference to this firm wherever it appears in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

BAKER, DONELSON, BEARMAN,

CALDWELL & BERKOWITZ, a

professional corporation

By:	/s/ Jackie G. Prester
Jackie G. Prester
Authorized Representative